                                                         Exhibit No. 11

                       Computation for Earnings Per Share
        For the Three and Nine Months Ended September 30, 1994 and 1993
                (amounts in millions except for per-share data)
                                   Unaudited

                                    Three Months Ended    Nine Months Ended
                                       September 30         September 30
                                    ------------------    -----------------
                                     1994         1993     1994        1993
                                     ----         ----     ----        ----
PRIMARY
- - -------

Common Stock and Common Stock Equivalents
- - -----------------------------------------
Average number of common shares
  outstanding including shares
  issuable under stock options       37.8         37.5     37.8        37.5
                                    =====        =====   ======       =====

Net Earnings Per Share
- - ----------------------
Net earnings                        $61.6        $42.3   $162.9       $85.5
Less:
  Dividend requirement on Series A
    convertible preferred stock       4.8          4.8     14.3        14.4
Plus:
  Tax benefit on dividends
    applicable to unallocated
    preferred shares                  1.3          1.4      3.7         4.0
                                    -----        -----   ------       -----
Net earnings applicable
  to common stock                   $58.1        $38.9   $152.3       $75.1
                                    =====        =====   ======       =====
Net earnings per share of common
  stock                             $1.54        $1.04   $ 4.03       $2.01
                                    =====        =====   ======       =====

FULLY DILUTED
- - -------------

Common Stock and Common Stock Equivalents
- - -----------------------------------------
Average number of common shares
  outstanding including shares
  issuable under stock options       37.8         37.5     37.8        37.5
Average number of common shares
  issuable under the Employee
  Stock Ownership Plan                5.7          5.7      5.6         5.6
                                    -----        -----   ------       -----
Average number of common and common
  equivalent shares outstanding      43.5         43.2     43.4        43.1
                                    =====        =====   ======       =====

Pro forma Adjustment to Net Earnings
- - ------------------------------------
Net earnings as reported            $61.6        $42.3   $162.9       $85.5
Less:
  Increased contribution to Employee
    Stock Ownership Plan assuming
    conversion of preferred shares
    to common                         2.0          2.0      5.9         6.1
  Net reduction in tax benefits
    assuming conversion of Employee
    Stock Ownership Plan preferred
    shares to common                   .2           .2       .8          .7
                                    -----        -----   ------       -----
Pro forma net earnings              $59.4        $40.1   $156.2       $78.7
                                    =====        =====   ======       =====

Fully diluted net earnings per
  share                             $1.37        $ .93   $ 3.60       $1.83
                                    =====        =====   ======       =====

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